General & Cologne Life Re

Automatic Yearly Renewable Term Reinsurance Agreement

Treaty #M158-100

between

MONY Life Insurance Company
New York, New York; and

MONY Life of America
Phoenix, Arizona

(collectively, the "Company")

and

General & Cologne Life Re of America
Stamford, Connecticut

("The Cologne")

REINSURANCE AGREEMENT
Summary

COMPANY:	**MONY LIFE INSURANCE COMPANY** **New York, New York; and** **MONY LIFE OF AMERICA** **Phoenix, Arizona**
TREATY NUMBER:	M158-100
ACCOUNT NUMBER:	2990
REINSURER:	**GENERAL & COLOGNE LIFE RE OF AMERICA** **Financial Centre** **695 East Main Street** **Stamford, Connecticut 06904**
EFFECTIVE DATE:	November 16, 1998
PLANS COVERED:	See Exhibit A
TYPE OF TREATY:	Automatic YRT, Facultative cases shall not be accepted under this Agreement
RETENTION:	See Exhibit A
BINDING LIMIT:	The Cologne's share shall be as outlined in Exhibit A.
PREMIUMS:	See Exhibit B
ADMINISTRATIVE BASIS:	Premiums are reported on a Self-Administered basis and paid Annually in Advance. See Exhibit C.
POLICY FEE:	No policy fee.
PREMIUM TAX:	Not Reimbursed.
MINIMUM FACULTATIVE SUBMISSION:	Greater of $50,000 or the plan minimum reinsurance risk per cession.
JUMBO LIMIT:	All life insurance inforce and applied for with all companies, shall not be more than $35,000,000.
RECAPTURE:	After 10 policy years.

In the event of any conflict between this Summary Page and the terms and conditions of the Reinsurance Agreement, the terms and conditions of the Agreement shall govern.

TABLE OF CONTENTS

TABLE OF CONTENTS

ARTICLE I

PARTIES TO THE AGREEMENT

This is an agreement for indemnity reinsurance (the "Agreement") solely between MONY Life Insurance Company, a New York corporation and MONY Life of America, an Arizona corporation (collectively, the "Company") and General & Cologne Life Re of America, a Connecticut corporation ("The Cologne"). This Agreement shall be construed in accordance with the laws of the State of Connecticut.

This Agreement shall constitute the entire agreement between the parties with respect to the business reinsured hereunder. There shall be no understanding between the parties other than that expressed in this Agreement. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

The acceptance of risks under this Agreement shall create no right or legal relation whatsoever between The Cologne and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

ARTICLE II

AUTOMATIC REINSURANCE

A. General Conditions. On or after 12:01 A.M. Eastern Standard Time on the effective date of this Agreement, reinsurance under this Agreement shall be in force and binding on The Cologne provided that the issuance of such insurance by the Company constitutes the transaction of business in a jurisdiction in which the Company is properly licensed, the insurance is issued on the lives of residents of the United States or Canada, and the reinsurance premiums continue to be paid in accordance with this Agreement.

B. Coverages. Life insurance, Waiver of Premium Disability benefits for an amount not greater than the corresponding life insurance, Accidental Death Benefits and benefits under associated riders are the coverages reinsured automatically under this Agreement, up to the limits shown in Exhibit A.

C. Ceding upon Maximum Retention. When the Company retains its maximum limit of retention with respect to a life, as shown in Exhibit A, the Company shall cede and The Cologne shall automatically accept as reinsurance under the terms and conditions of this Agreement, liability on individual life insurance on such life, together with all reinsured supplemental coverages, provided that the policies are issued directly by the Company on those plans of insurance shown in Exhibit A and fully underwritten by the Company at its home office or any regional home office in accordance with its usual underwriting standards and requirements which The Cologne has acknowledged in writing.

   Reinsurance shall not be ceded automatically to The Cologne on any risk if:

   1. the amount of reinsurance causes the Binding Limit, shown in Exhibit A, to be exceeded, or
   2. the amount of insurance causes the Jumbo Limit, as shown in Exhibit A, to be exceeded, or
   3. the Company has submitted the risk for facultative underwriting consideration to any reinsurer, including The Cologne, within five years, or
   4. the substandard mortality rating assessed to the risk exceeds Table P (500%) or its equivalent on an extra premium basis, or
   5. the risk at the time of issue exceeds the maximum issue age shown in Exhibit A.

D. Ceding While Retaining Less Than Full Retention. When the Company retains or has retained less than its maximum limit of retention on a life and all other conditions in Section C above are satisfied, the Company may cede automatically only an amount equal to or less than the amount retained.

ARTICLE III

FACULTATIVE COVERAGE

Facultative cases shall not be accepted under this Agreement.

ARTICLE IV

LIABILITY

A. Automatic Reinsurance. The liability of The Cologne on any automatic reinsurance covered under this Agreement shall begin and end simultaneously with that of the Company, subject to the conditions of Article II.

B. Conditional Receipt. The Cologne will accept liability on the Company's Conditional Receipt or Pre-paid business up to the amount shown in Exhibit A, provided that all procedures, terms and conditions of the Company's Conditional Receipt are followed. All Conditional Receipt forms in use by the Company, as well as any subsequent changes or modifications must be approved in writing by The Cologne.

   1. Coverage for Automatic Reinsurance. The Cologne's liability on automatic reinsurance shall begin and end with the Company's conditional receipt liability.

   2. Discrepancy with Conditional Receipt. In the case where the conditional receipt is given for an amount less than the policy application, The Cologne shall not be liable for more than its proportionate share of the maximum limit as shown in the Company's conditional receipt.

ARTICLE V

REINSURANCE BENEFIT AMOUNTS

A. Life. Reinsurance under this Agreement for Life Insurance is on a Yearly Renewable Term Reinsurance basis. The reinsurance benefit shall be determined in the manner described below, unless otherwise mutually agreed.

1. Cash Value Plans. The net amount at risk of the policy is defined to be the death benefit minus the terminal reserve. The amount of reinsurance benefit at each policy duration is the death benefit of the policy minus the initial amount retained minus the terminal reserve on the portion of the policy reinsured. The Company shall notify The Cologne of the Reserve Calculation Method being used. The Cologne may interpolate or use reasonable approximations.

2. Universal Life. The net amount at risk is defined to be the death benefit minus the account value. The amount of reinsurance benefit at each policy duration is the net amount at risk at each duration times the reinsurance proportion "p". The reinsurance proportion "p" is calculated at issue as follows:

$$p = \frac{\text{Policy Death Benefit - Account Value - Amount Retained}}{\text{Policy Death Benefits - Account Value}}$$

3. Level Term Plans. For level term plans having no cash value and those with a duration of 20 years or less, the reinsurance benefit is the initial face amount reinsured without regard to terminal reserves.

4. Decreasing Term Plans. The amount of reinsurance benefit at each policy duration is the death benefit at each policy duration times the reinsurance proportion "p". The reinsurance proportion "p" is calculated at issue as follows:

$$p = \frac{\text{Policy Death Benefit - Amount Retained}}{\text{Policy Death Benefit}}$$

For individual cession reinsurance of plans with fluctuating net amounts at risk or with increasing or decreasing death benefits, the reinsurance benefit shall be estimated by the Company and submitted to The Cologne for five-year periods. The Cologne's liability shall be based upon the estimate. If there is a change in the policy, the Company shall send amended reinsurance benefit amounts to The Cologne. The estimated amounts shall be determined by a method mutually agreeable to the Company and The Cologne.

ARTICLE V

REINSURANCE BENEFIT AMOUNTS
(continued)

B. Disability Waiver of Premium. The Disability Waiver of Premium benefit amount reinsured shall not be greater than the amount of the corresponding Life Insurance benefit reinsured. The Disability Waiver benefit amount shall, at the Company's option, be supplied to The Cologne for at least ten (10) policy years at a time, or else determined by The Cologne from the Company rate materials in its possession, using any reasonable approximations that may be necessary. For Universal Life products the benefit amount shall be the cost of insurance premium waived by the Company.

C. Accidental Death Benefit. The Accidental Death Benefit amount reinsured shall not be greater than the amount of the corresponding Life Insurance benefit reinsured.

ARTICLE VI

REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, The Cologne shall, upon receipt of notification of the change, provide appropriately adjusted reinsurance coverage. The Company shall notify The Cologne of any such change, not more than sixty (60) days after its effective date.

A. Reductions and Terminations. In the event of the reduction, lapse or termination of insurance with the Company on a life, the Company shall reduce reinsurance [by a like amount in order to remain fully retained on the risk. If there is more than one reinsured policy on the life, the reduction will apply first to the policy being reduced and then, on a chronological basis, to other reinsured policies on the life commencing with that policy most recently issued. In the event that there is more than one reinsurer on the policy being reduced, the reduction in reinsurance shall be proportionate among the reinsurers. The Cologne shall refund any unearned premiums. However, policy fees, if any, shall be deemed earned for a policy year if during any portion of such policy year, ceded insurance is exposed to risk.

B. Increases. If a change results in the amount of insurance being increased, the increase will be considered new reinsurance under this Agreement and shall be underwritten by the Company in accordance with its customary standards and procedures. If the policy were submitted to the Cologne facultatively, increases must be approved by The Cologne.

C. Nonforfeiture Benefits. If the original policy lapses and extended term insurance or reduced paid-up insurance is granted under the terms of the policy, The Cologne, upon notification of such change, will proportionately adjust the amount of reinsurance and accept appropriately adjusted reinsurance premiums calculated in the same manner as reinsurance premiums were calculated on the original policy. However, The Cologne shall not provide coverage for extended term insurance on policies originally issued at substandard ratings greater than 150% of standard or the equivalent in flat extra premium unless The Cologne specifically agrees in advance to do so.

D. Reinstatement. If a policy that has lapsed or surrendered is reinstated in accordance with its terms and in accordance with Company rules and procedures, The Cologne shall, upon notification of reinstatement, reinstate the pre-existing reinsurance coverage. Upon reinstatement of the reinsurance coverage, the Company shall pay the reinsurance premiums which would have accrued had the policy not lapsed, together with interest at the same rate as the Company receives under its policy.

ARTICLE VII

CONVERSIONS, EXCHANGES AND REPLACEMENTS

A. Conversions. The Cologne shall continue to accept reinsurance resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. Reinsurance premiums for such conversions shall be on an attained age and duration basis at the agreed upon conversion premium rates.

If the conversion results in an increase in risk, the increase shall require evidence of insurability. Reinsurance premiums for increases shall be first-year premiums at the agreed upon premium rate.

B. Exchanges and Replacements. The Cologne will consider exchanges and replacements to the plans reinsured under this agreement. First-year premium calculations will apply to any policy on which:

1. The Company has obtained complete and current underwriting evidence on the full amount; and
2. the full normal commissions are paid for the new plan; and
3. the Suicide and Contestable provisions apply as if the policy were newly issued.

Reinsurance premiums shall be the agreed upon exchange premiums.

ARTICLE VIII

PREMIUMS

A. Payment of Premiums. Reinsurance premiums for life insurance, waiver of premium disability benefits and accidental death benefits shall be the premiums shown in Exhibit B. Reinsurance premiums are payable in accordance with the method outlined in Exhibit C.

B. Delayed Payment. Premium balances which remain unpaid for more than sixty (60) days shall incur interest from the due date, calculated from that date by using the 13-week Treasury Bill rate reported for the last working day of the calendar month in the "Money Rates" section of The Wall Street Journal or comparable publications.

C. Failure to Pay Premiums. The payment of reinsurance premiums shall be a condition precedent to the liability of The Cologne for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid when due, The Cologne shall have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If The Cologne elects to exercise its right of termination, it shall give the Company thirty (30) days written notice of its intention to terminate said reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during the thirty day period, are not paid before the expiration of said period, The Cologne shall be relieved of all liability. Policies on which reinsurance premiums subsequently fall due will automatically terminate if reinsurance premiums are not paid. Terminated reinsurance may be reinstated, subject to approval by The Cologne, within sixty (60) days of the date of termination upon payment of all reinsurance premiums in arrears. The Cologne shall have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice The Cologne's right to collect premiums for the period reinsurance was in force prior to the expiration of the thirty day notice.

D. Premium Rate Guarantee. The Cologne anticipates continuing to accept premiums on the basis of the rates shown in Exhibit B, however, The Cologne can only guarantee that the life reinsurance premium rates payable under this Agreement shall not exceed the one-year term net premiums computed on the 1980 CSO Mortality Table at the maximum valuation interest rate allowable for the policies reinsured. If The Cologne increases reinsurance premium rates when the Company has not made a corresponding increase in the rates charged its policyholders, the Company may, at its option, recapture any or all inforce business reinsured under this Agreement.

ARTICLE IX

CLAIMS

A. Liability. Whenever a claim is made on a policy reinsured under this Agreement, The Cologne shall consider its liability to the Company to be for the amount of reinsurance for that policy as determined in Article V and Exhibit A. If the Company has been paying premium to The Cologne on an estimated reinsured net amount at risk, The Cologne's claim liability shall not exceed that amount provided by the Company. The Cologne will accept the good faith decision of the Company in settling a claim and shall pay the amount of its liability in effect at the time of settlement, including its proportionate share of any interest paid to the claimant.

If the Company has retained either a) less than its full retention or b) twenty percent or less of the risk, the Company shall consult with The Cologne before making an admission of liability on any claim on which death has occurred during the contestable period. If the Company chooses to pay such a claim that The Cologne believes should be contested, then The Cologne shall be relieved of any and all reinsurance liability or the dispute may be submitted to arbitration.

B. Proof of Loss. In every case of loss, the Company shall provide The Cologne with copies of all proofs of loss, underwriting papers, investigation reports and a statement showing the amount paid on the claim by the Company, plus any information The Cologne may request.

C. Settlement

1. Life. For Life insurance claims, The Cologne shall pay its share of death benefits in a lump sum regardless of the form of claim settlement by the Company.

2. Waiver of Premium. For an approved Waiver of Premium benefit claim, The Cologne shall pay its share of the gross premium waived by the Company, and the Company shall continue to pay the total reinsurance premium, excluding the corresponding waiver premium. If the policy is subject to recapture, the reinsurance premium shall be appropriately adjusted. For Universal Life products, the gross premium waived shall be the cost of insurance premium waived by the Company. The Cologne may pay Waiver of Premium claims in one payment per year regardless of the mode of premium payment specified in the policy.

D. Contested Claims. The Company shall notify The Cologne of its intention to contest or compromise a claim. Unless agreed otherwise, all contestable claims will be routinely investigated. If The Cologne chooses not to participate in a contested claim, it shall pay its full amount of reinsurance liability on such claim and shall thereby be relieved of all future liability with respect to such contested claim.

If The Cologne joins the Company in a contest or compromise, The Cologne shall participate in the same proportion that the amount at risk reinsured with The Cologne bears to the total amount at risk to the Company on the claim and shall share in the

reduction in liability in the same proportion. The Cologne shall pay its share of "routine expenses" which are considered to be investigative or administrative expenses incurred by the Company that are customarily incurred with respect to most claims. Participation in "unusual expenses" shall require written consent by The Cologne. Unusual expenses shall include, but not be limited to, fees of outside attorneys, investigators or consultants. The Cologne shall not reimburse expenses or compensation of salaried officers and employees of the Company or expenses incurred by the Company as a result of a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

E. Extra-Contractual Obligations. The Cologne shall not be liable for punitive, exemplary or any other noncontractual damages assessed against the Company on the basis of fault or wrongdoing on the part of the Company, its agents or representatives. However, should The Cologne have concurred in the acts or omissions giving rise to such damages, The Cologne will pay its proportionate share of such damages.

F. Misstatement. In the event of an increase or decrease in the amount of the Company's liability on a policy reinsured hereunder because of a misstatement of age, sex, or other risk classification, which is established after the death of the insured, the Company and The Cologne shall share in the change in amount in proportion to its respective net liability prior to the change. The reinsurance premium for the policy year of death shall be recalculated on the basis of the adjusted amount using premiums and reserves at the correct risk classification, and the adjustment for the difference in reinsurance premiums shall be made without interest.

ARTICLE X

RECAPTURE

Whenever the Company changes its limits of retention, it shall promptly notify The Cologne. If the Company increases its retention limits, it may exercise its right of recapture and reduce the existing reinsurance by a corresponding amount, in accordance with the following rules.

1. No reduction shall be made in the reinsurance on any policy unless the Company retained its maximum retention limit for the plan, age and mortality ratings at the time the policy was issued.

2. The reduction in reinsurance shall be made on the next anniversary of each policy affected. However, no reduction shall be made until a policy has been in-force for ten years.

3. The Company shall give The Cologne ninety (90) days written notice of its intention to recapture existing business reinsured under this Agreement in accordance with its new limits of retention.

4. If any reinsurance is recaptured following a retention increase, all reinsurance which is subject to recapture under these provisions must be similarly recaptured.

5. If there is reinsurance in other companies on risks eligible for recapture, the Cologne's reduction will be in proportion to its share of the total reinsurance on the life.

6. In the event that any reinsurance policy affected by recapture is overlooked, the acceptance by The Cologne of reinsurance premiums after the effective dates of the reductions or cancellations shall not constitute or determine a liability on the part of The Cologne for such reinsurance, and The Cologne shall be liable only for a refund of the premiums so received, without interest.

7. No reduction may be made in any supplemental benefits reinsured unless the life reinsurance is also being reduced.

8. If at the time of recapture the risk is an active claim for Waiver of Premium Disability, the life risk shall be considered subject to recapture. However, the original disability reinsurance shall remain in force until such time as the disability claim ceases.

ARTICLE XI

GENERAL PROVISIONS

A. Premium Tax. The Cologne shall not reimburse the Company for premium taxes on reinsurance premiums.

B. Offset. Upon notice to the other party, the Company or The Cologne may offset any balance(s) due from one party to the other from premiums, allowances, claims, or any other amount(s) due under this Agreement.

C. Currency. All payments under this Agreement shall be made in United States currency.

D. Company Data. The Company agrees to keep The Cologne informed of the identity and terms of its policies, riders and contracts reinsured under this Agreement, as well as any special programs affecting reinsurance hereunder, with copies of its application forms, policy forms, supplementary agreements, rate books, plan codes and all other materials relevant to the coverages reinsured.

Further, the Company agrees to furnish The Cologne with all underwriting manuals or criteria, requirements, and retention schedules affecting reinsurance ceded and to keep The Cologne fully informed of all subsequent changes to said materials.

E. Errors and Omissions. Administrative or clerical error or omissions of an accidental or unintentional nature shall be corrected, and both parties shall be restored to the positions they would have occupied had no such error or omission occurred. Errors of judgment are not covered by this provision.

F. Inspection of Records. The Cologne and the Company, or duly authorized representatives, shall have the right at any reasonable time to inspect, at the office of the other, all books and documents relating, directly or indirectly, to any business reinsured under this Agreement.

ARTICLE XII

DAC TAX

The Company and The Cologne hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1993 and for all subsequent taxable years for which this Agreement remains in effect.

1. The term "party" will refer to either the Company or The Cologne, as appropriate.

2. The terms used in this Article are defined by reference to Regulation Section 1.848-2 in effect as of December 29, 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expense with respect to this Agreement without regard to the general deductions limitation of Section 848 (c)(1).

4. The Company and The Cologne agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5. The Cologne will submit a schedule to the Company by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of The Cologne stating that The Cologne will report such net consideration in its tax return for the preceding calendar year.

6. The Company may contest such calculation by providing an alternative calculation to The Cologne in writing within 30 days of the Company's receipt of The Cologne's calculation. If the Company does not so notify The Cologne, the Company will report the net consideration as determined by The Cologne in the Company's tax return for the previous calendar year.

7. If the Company contests The Cologne's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Company submits its alternative calculation. If the Company and The Cologne reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

ARTICLE XIII

INSOLVENCY

A. Insolvency of the Company. In the event of insolvency of the Company, all payments due the Company by The Cologne shall be payable directly to the Company, its liquidator, receiver or statutory successor on the basis of the liability of the Company under the policies reinsured without diminution because of insolvency of the Company.

In the event of insolvency of the Company, the liquidator, receiver or statutory successor shall give The Cologne written notice of the pendency of a claim on a policy reinsured within a reasonable time after the claim is filed in the solvency proceeding. During the pendency of the claim, The Cologne may investigate the claim and, in a proceeding where the claim is to be adjudicated, The Cologne may, at The Cologne's own expense, interpose in the name of the Company (its liquidator, receiver or statutory successor) any defense or defenses which The Cologne may deem available to the Company or its liquidator, receiver or statutory successor.

Subject to court approval, the expense thus incurred by The Cologne shall be chargeable against the Company as part of the expense of liquidation to the extent of the proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by The Cologne. Where two or more reinsurers participate in the same claim and a majority in interest elect to interpose a defense to the claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as if the expense had been incurred by the Company.

B. Insolvency of The Cologne. In the event of the insolvency of The Cologne, the Company may retain all or any portion of any amount then due or which may become due The Cologne under this Agreement and use such amounts for the purposes of paying any and all liabilities of The Cologne incurred under this Agreement. When all such liability hereunder has been discharged, the Company shall pay The Cologne, its successor, or statutory receiver, the balance of such amounts withheld as may remain.

In the event of the insolvency of The Cologne, the Company may, upon 90 days written notice to The Cologne, its liquidator, receiver or statutory successor, recapture, without penalty, the entire amount of reinsurance under this Agreement.

C. Definition of Insolvency. For purposes of this Agreement, the Company or The Cologne shall be deemed insolvent if:

(1) a court order is issued voluntarily or involuntarily placing it into conservatorship, rehabilitation, receivership, or liquidation, or appointing a conservator, rehabilitator, receiver or liquidator to take over its business; or

(2) it has filed or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation or similar law or statute.

ARTICLE XIV

ARBITRATION

All disputes and differences between the Company and The Cologne on which an amicable understanding cannot be reached shall be resolved by arbitration at a mutually agreed upon location. The arbitration hearing shall be before a board of three arbitrators comprised of active or retired officers of life insurance or reinsurance companies excluding, however, officers and former officers of the Company and The Cologne.

Upon written request of either party sent by registered or certified mail, each party shall choose an arbitrator and the two chosen shall select a neutral arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days after receipt of the written request for arbitration, the appointing party may appoint a second arbitrator. The two arbitrators shall have 30 days to agree on a method for selecting the neutral arbitrator. If the two arbitrators fail to agree on the selection method of the neutral arbitrator within thirty (30) days of their appointment, each of the parties to this Agreement shall name three (3) candidates to serve as the neutral arbitrator. Beginning with the party who did not initiate arbitration, each party shall eliminate one candidate from the six listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process shall be repeated until a candidate has agreed to serve as the neutral arbitrator.

The selection and naming of all arbitrators shall be conducted in a timely manner.

The parties hereby waive all objections to the above method of choosing the arbitrators.

Each party shall submit its case to the arbitrators within thirty (30) days of the appointment of the neutral arbitrator.

The arbitrators shall have the power to determine all procedural rules of the arbitration including but not limited to, inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the law.

The decision of the arbitrators, in writing, will be made by majority rule and shall be final and binding on both parties. There shall be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgement.

The allocation of the costs of arbitration will be made by the arbitrators.

ARTICLE XV

DURATION OF AGREEMENT

This Agreement shall be effective on and after the effective date shown in Article XVI and shall be unlimited in duration. It may be terminated at any time, insofar as it pertains to the reinsurance of new business, by either party giving ninety (90) days written notice of termination to the other. The Cologne shall continue to accept new business during the ninety (90) day period and shall continue to be liable on all in-force reinsurance granted under this Agreement until the termination or expiry of the insurance reinsured, except as provided in Article VIII.C.

ARTICLE XVI

EXECUTION

This Agreement represents the entire contract between The Cologne and the Company and supersedes any prior oral or written agreements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the dates set forth below with an effective date of November 16, 1998.

GENERAL & COLOGNE LIFE RE OF AMERICA
(formerly The Cologne Life Reinsurance Company)

TREATY #M158-100

BY: Lisa A Hayes

TITLE: Assistant Vice President

DATE: 23 Feb 00

ATTEST: [signature]

MONY LIFE INSURANCE COMPANY

BY: Evelyn Peos

TITLE: Vice President

DATE: 2/29/00

ATTEST: David S. Waldman

MONY LIFE OF AMERICA

BY: Evelyn Peos

TITLE: Vice President

DATE: 2/29/00

David S. Waldman

EXHIBIT A

PLANS, RETENTION AND BINDING LIMITS

1. PLANS REINSURED

   Custom Premiere Whole Life
   ValueMax Whole Life
   Custom Term 1
   Custom Term 50
   Custom Equity Master Interest Sensitive VUL

2. RETENTION

   A. LIFE
   As shown in Exhibit A.1.

   B. WAIVER OF PREMIUM
   Same as life

   C. ACCIDENTAL DEATH BENEFIT
   Same as life

3. AUTOMATIC BINDING LIMITS
   Automatic reinsurance coverage shall apply only to residents of the United States and Canada. Automatic binding authority shall not apply to risks which at the time of issue exceed age 80 or that have a substandard mortality rating greater than Table P (500%) or its Flat Extra equivalent.

   A. LIFE:
   1. Business written by MONY Life Insurance Company
   excess, as shown in Exhibit A.1., page 1

   2. Business written by MONY Life of America
   excess, as shown in Exhibit A.1., page 2

   B. WAIVER OF PREMIUM
   Same as life, not to exceed the lesser of annualized premium, subject to Jumbo Limits.

   C. ACCIDENTAL DEATH BENEFIT
   Same as life, not to exceed subject to Jumbo Limits.

EXHIBIT A

PLANS, RETENTION AND BINDING LIMITS

1. PLANS REINSURED

    Custom Premiere Whole Life
    ValueMax Whole Life
    Custom Term 1
    Custom Term 50
    Custom Equity Master Interest Sensitive VUL

2. RETENTION

    A. LIFE

    As shown in Exhibit A.1.

    B. WAIVER OF PREMIUM
    Same as life

    C. ACCIDENTAL DEATH BENEFIT
    Same as life

3. AUTOMATIC BINDING LIMITS
    Automatic reinsurance coverage shall apply only to residents of the United States and Canada. Automatic binding authority shall not apply to risks which at the time of issue exceed age 80 or that have a substandard mortality rating greater than Table P (500%) or its Flat Extra equivalent.

    A. LIFE:

    excess, as shown in Exhibit A.1.

    B. WAIVER OF PREMIUM
    Same as life, not to exceed the lesser of annualized premium, subject to Jumbo Limits.

    C. ACCIDENTAL DEATH BENEFIT
    Same as life, not to exceed subject to Jumbo Limits.

EXHIBIT A, pg 2

PLANS, RETENTION AND BINDING LIMITS

4. SURNAMES COVERED
This Agreement covers insureds whose surnames begin with the letters A through Z.

5. CONDITIONAL RECEIPT LIMIT
The Cologne's proportionate share of the maximum conditional receipt limit.

6. MINIMUM CESSION
Amounts of reinsurance less than $ will not be ceded under this Agreement.

7. JUMBO LIMITS

The Company shall not cede automatically to The Cologne any risk on an individual life where the amount of life insurance in force in all companies plus the amount applied for exceeds the following:

a. Life:

b. Waiver of Premium: Premium waiver on $5,000,000 of insurance or the Life amount, if less.

c. Accidental Death Benefit:).

EXHIBIT A.1., pg 1 of 2

MONY RETENTION LIMITS*
FOR
PERMANENT WL PLANS (Custom Premier and ValueMax)
TERM PLANS (Custom Term 1 and 50) – NY Issues Only
INTEREST SENSITIVE VUL PLANS (Custom Equity Master) – NY Issues Only

EXCLUDES: UL, LSUL, SVUL, GUL, Level Term

MLOA RETENTION LIMITS*
FOR
TERM PLANS (Custom Term 1 and 50) – Non NY Issues
INTEREST SENSITIVE VUL PLANS (CUSTOM EQUITYMASTER) – Non NY Issues

EXCLUDES: UL, LSUL, SVUL, GUL, LEVEL TERM

EXHIBIT B

REINSURANCE PREMIUMS

Life. The annual reinsurance premiums for the life risk shall be the following percentages of the attached 1975-80 Select & Ultimate Mortality Table ALB (except for the ValueMax WL plan, which is ANB) for the insured's age and table rating, if any, plus any policy fees associated with the scale. Substandard Tables shall be a multiple of the Standard Rates.

	First Year	Renewals
Preferred Nonsmoker	0%	
Standard Nonsmoker	0%	
Preferred Smoker	0%	
Standard Smoker	0%	

Flat Extras. In the event that a risk is accepted and ceded with a flat extra premium, the total premium remitted to The Cologne shall include the flat extra premium minus the allowances shown below.

Type of Flat Extra Premium	First Year	Renewal
Temporary Flat (1-5 years)		[redacted]%
Permanent Flat Extra (6 years and greater)		[redacted]%

Accidental Death Benefit. Reinsurance Premiums shall be [redacted]% of the premiums of the Company in the first policy year and [redacted]% of those premiums in renewal years.

Waiver of Premium. Reinsurance premiums shall be [redacted]% of the annual premiums of the Company in the first policy year and [redacted]% of those premiums in renewal years.

Conversions. Conversions are allowed from a term to a permanent plan at point-in-scale basis from the original issue date at the rate scale shown in Exhibit B.

Deficiency Reserves. The Company will maintain all deficiency reserves.

EXHIBIT C

REPORTING METHOD

SELF ADMINISTRATION

Reporting Method. As soon as possible after a reinsured policy is placed in force, the Company shall show it on its reinsurance report giving the details as described in Exhibit C.1.

Premium Accounting. Reinsurance premiums are payable Annually in Advance. Within 30 days after the end of the month, the Company shall send The Cologne a statement showing reinsurance premiums due for that period together with payment as indicated on the statement.

If an amount is due the Company, The Cologne shall remit such amount within a reasonable time after its receipt of the statement.

To facilitate the processing of reinsurance remittances, please send all payments to:

General & Cologne Life Re of America
Dept. 0129
PO Box 40000
Hartford, CT 06151-0129

Arrangements can also be made to accommodate the payment of funds by means of Electronic Funds Transfer or wire transfer.

EXHIBIT C.1

Self-Administered Reporting

The Cologne Life Reinsurance Self-Administered Bulk Reporting requirements are listed below and attached is a sample of a Self Administered Reinsurance Summary Reporting Form for requirements 5. Accounting Information; 6. Reserve Information; and, 7. Policy Exhibit Information.

Report formats may differ in style; however, the required data must be provided in order to properly administer the business reinsured. The Company shall submit a copy of its bulk reporting format for review by The Cologne prior to the completion of the formal Agreement.

Each self-administered report should be broken down into the following report details, with Automatic and Facultative business shown separately for each detail.

1. NEW BUSINESS
2. FIRST YEAR - OTHER THAN NEW BUSINESS
3. RENEWAL YEAR
4. CHANGES/TERMINATIONS
5. ACCOUNTING INFORMATION
6. RESERVE INFORMATION
7. POLICY EXHIBIT INFORMATION
8. QUARTERLY INFORCE

Below is a brief description of each report detail requested:

1. NEW BUSINESS - New issues* only, first time policy is reported to The Cologne. Policies appear only once in this detail and should include the following information: policy number, name of insured, DOB, age, sex, policy date, tobacco use, reinsured amount and NAR, table rate, flat extra rate, and premium.

   * Policies which are new, but result from replacements or conversions from other plans covered under other Agreements with The Cologne should be clearly identified, these policies should not be reported as new issues. The Cologne suggests these policies be identified with a transaction code and be reported in the "Changes Detail". The original policy date and duration should also be reported.

   Policies previously ceded to The Cologne under an individual cession treaty require special handling. The Cologne will continue reinsurance administration.

2. FIRST YEAR, OTHER THAN NEW BUSINESS - Policies previously reported on the new business detail, and are still in their first duration or policies involved in first year premium adjustments.

3. RENEWAL YEAR - All renewal policies.

4. CHANGES/TERMINATIONS - Polices involved in a change during the current reporting period. Type of change or termination activity must be clearly identified for each policy.

   The Cologne suggests separate listings for Terminations/Reinstatements, Changes, Conversions/Replacements or the use of Transaction/Reason code to describe activity.

   CONVERSIONS/REPLACEMENTS - The Cologne requires the reporting of the original policy date, as well as the current date of issue. This data is expected in the "Change Detail" when the conversion is reported and continued in the "Renewal Detail" as the policy continues to be reported.

5. ACCOUNTING INFORMATION - Premiums summarized for Life, ADB, Waiver, Other by the following categories: Automatic /Facultative, First Year/Renewal Year, and Allowances where applicable.

6. RESERVE INFORMATION - Policy reserves summarized by Amount of Reinsurance by Life, ADB, Waiver, and Deficiency - for Automatic and Facultative where applicable.

7. POLICY EXHIBIT INFORMATION - Summary of the current period's activity and year-to-date totals, reporting the number of policies and reinsurance amount.

8. QUARTERLY INFORCE - Quarterly detail report of all policies inforce including reserve information.

PLEASE BEAR DOWN WHEN COMPLETING THIS FORM

EXHIBIT D

K1038 (3-82)

FORM # RCF-100

Cologne life reinsurance company

P.O. Box 300 • Stamford, Connecticut 06904

REINSURANCE CESSION

TYPE OF REINSURANCE: [ ] FAC [ ] FAC OBLIG [ ] COINS [ ] MOD COINS [ ]

CEDING COMPANY NAME | FOR CLR INTERNAL USE ONLY | CO. NUMBER | DATE | DATED AT

NAME OF INSURED | SEX M [ ] F [ ] | AGE | AGE BASIS NEAREST [ ] LAST [ ] | DATE OF BIRTH MO DAY YR | STATE OF BIRTH

STATE OF RESIDENCE | OCCUPATION | CURRENCY US [ ] CAN [ ] OTHER | AVIATION EXCLUSION RIDER YES [ ] NO [ ] | NO MIB PRENOTICE OR AUTHORIZATION [ ]

APPLICATION INFORMATION

COVERAGE	PREVIOUS INSURANCE IN FORCE	OF WHICH WE RETAINED	INSURANCE NOW APPLIED FOR	OF WHICH WE RETAINED	REINSURANCE THIS APPLICATION	CODE REPORTED WITH
BASE POLICY						DATES
RIDER						
DWP						
ADB						
MORTALITY ASSESSMENT						

ALSO SUBMITTED TO: ____ COMMENTS ____

UNDERWRITER ____ PREPARED BY ____

REINSURANCE NOT REQUIRED | FILED AS INCOMPLETE ► [ ] | REINSURANCE PLACED ELSEWHERE ► [ ] | AMOUNT REDUCED ► [ ] | ► RATING REINSURER | POLICY NOT PLACED ► [ ]

CESSION INFORMATION - TO BE COMPLETED WHEN POLICY IS PLACED. (IF SAME AS ABOVE COMPLETE RATING ONLY.)

COVERAGE	PREVIOUS INSURANCE IN FORCE	OF WHICH WE RETAINED	INSURANCE NOW APPLIED FOR	OF WHICH WE WILL RETAIN	REINSURANCE THIS CESSION	SUB STANDARD RATING
BASE POLICY						
RIDER						
DWP						X ST
ADB						X ST

POLICY DATE | NUMBER OF ORIGINAL POLICY | PLAN NAME OF BASE POLICY PAR NON PAR | PLAN NAME OF RIDER PAR NON PAR

IS NON-SMOKER DISCOUNT AVAILABLE ON THIS POLICY? YES [ ] NO [ ] IF SO, DOES THE INSURED QUALIFY? YES [ ] NO [ ]

RESERVE BASIS

MORTALITY	INTEREST	VALUATION CRVM	NL	OTHER	CUP	NCV

CEDING COMPANY COINSURANCE PLAN CODE | FLAT EXTRA | RATE/M | YRS | NCX [ ] CX [ ]

TYPE: OCCUPATIONAL [ ] MORTALITY [ ] AVIATION [ ]

III. GROSS COINSURANCE PREMIUMS - SHOW GROSS PREMIUMS BASED ON REINSURED AMOUNTS

POLICY YEARS	LIFE	SUBSTANDARD	DWP	ADB	FLAT EXTRA	TOTAL GROSS

IV. DWP (FOR YRT ONLY)

RATE/M: BASE ____ RIDER ____

COMM%: FY ____ REN ____

ANNUAL REINSURANCE PREMIUM TO BE WAIVED

LIFE /M
RIDER /M
ADB /M
X AMT CEDED
+ POL FEE $
TOTAL PREMIUM

V. PRELIMINARY TERM

START DATE ____ PREMIUM ____

VI. REINSURANCE PREMIUM SCHEDULE - FOR YRT OR COINSURANCE

REINSURANCE BENEFIT	% ALLOW	NET LIFE	NET SUBSTANDARD	% ALLOW	NET DWP	% ALLOW	NET ADB	% ALLOW	NET FLAT EXTRA	POLICY FEE	NET TOTAL

GeneralCologne Re.

AMENDMENT TO TREATY M158-999 DATED June 1,1972

REINSURED: MONY Life Insurance Company
New York, New York

REINSURER: General & Cologne Life Re of America
Stamford, Connecticut

ACCOUNT NUMBER: 308

EFFECTIVE DATE: November 1, 2002

AMENDMENT NUMBER: M158-999-005

TYPE OF BUSINESS: Facultative

AMENDMENT PROVISIONS: This Agreement is hereby amended to reflect the new rates that will be applied to MONY'S new business. The reinsurer's YRT rates are structured as a percent of the 75-80 ANB/ALB tables with Manu Life Extension above age 70:

Standard Non-Smoker
Standard Smoker

OTHER CONDITIONS: As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Amendment in duplicate for and on behalf of:

Date:__________

Place:__________

Witness:__________

MONY LIFE INSURANCE COMPANY

By:__________

Title:__________

Date: December 3, 2002

Place: *Stamford, Connecticut*

Witness: [signature]

GENERAL & COLOGNE LIFE RE OF AMERICA

By: [signature]

Title: *Senior Vice President*

11/20/02

GeneralCologne Re.

AMENDMENT TO TREATY M158-999 DATED June 1,1972

REINSURED:	MONY Life Insurance Company New York, New York
REINSURER:	General & Cologne Life Re of America Stamford, Connecticut
ACCOUNT NUMBER:	308
EFFECTIVE DATE:	November 1, 2002
AMENDMENT NUMBER:	M158-999-005
TYPE OF BUSINESS:	Facultative
AMENDMENT PROVISIONS:	This Agreement is hereby amended to reflect the new rates that will be applied to MONY'S new business. The reinsurer's YRT rates are structured as a percent of the 75-80 ANB/ALB tables with Manu Life Extension above age 70: Standard Non-Smoker Standard Smoker
OTHER CONDITIONS:	As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Amendment in duplicate for and on behalf of:

Date:____________________	MONY LIFE INSURANCE COMPANY
Place:____________________	By:____________________
Witness:____________________	Title:____________________
Date: December 3, 2002	GENERAL & COLOGNE LIFE RE OF AMERICA
Place: *Stamford, Connecticut*	By: [signature]
Witness: [signature]	Title: *Senior Vice President*